Exhibit 10.1

Execution Version

TRANSITION & SEPARATION AGREEMENT

This Transition & Separation Agreement (the “Agreement”) sets forth the understanding between you, Bruce D. Broussard, and Humana Inc. and its affiliates and subsidiaries (“Humana” or the “Company”) with respect to your separation from employment with Humana.
RECITALS:

A. The Parties have mutually agreed that you will transition from the role of Chief Executive Officer (the “Role”) of Humana as of July 1, 2024 (the “Transition Date”), but continue to provide services to the Company in various capacities after the Transition Date; and

B. In order to ensure a smooth transition following your retirement as Chief Executive Officer, Humana has requested that you continue to provide services in various capacities as a strategic advisor through March 1, 2025 (the “VSP Transition Date”) and thereafter as a Variable Staffing Pool associate (the “VSP Role”) through March 1, 2026 (the “Retirement Date”).

NOW, THEREFORE, in consideration of your agreement to the terms set forth below and the mutual benefits to be derived hereunder, it is agreed:

A.EMPLOYMENT STATUS

1.Acceptance of Interim and Variable Staffing Pool Roles. You agree to accept employment as a “Strategic Advisor,” effective as of the Transition Date (the “Interim Role”), advising Humana with respect to strategic matters. Humana agrees that you will remain employed in the Interim Role until March 1, 2025, and that effective as of March 1, 2025, Humana will transition you to the VSP Role, as defined in Humana’s Requisition Policy, assigned to serve as (i) a director of The Humana Foundation, (ii) primary liaison for the strategic relationship between the Company, The Humana Foundation and the Trust for the National Mall to promote the wellness benefits of outdoor activity and the National Mall as a source of health equity, and (iii) a strategic consultant to the Company. In order to maintain your employment while in the VSP Role, you agree to perform at least one hour of work every 60 days until March 1, 2026, at which time your employment will be terminated. You agree and acknowledge that you are not eligible for payments under any Humana severance policy or Humana’s Change In Control Policy while you are in either the Interim Role or VSP Role, except as provided in this Agreement and/or the Executive Severance Policy. Humana agrees that it will not change your employment status to the VSP Role prior to March 1, 2025, without your express written consent. In the event that during the period that you are in the Interim Role you obtain other full-time employment and intend to accept such other full-time employment, you agree to provide Humana with at least 30 days prior written notice, which notice shall set forth the date of such change in status, and effective on such date, your status will change to the VSP Role through the Retirement Date (a “Voluntary VSP Status Change”). Notwithstanding the change of such status, you shall still be entitled to all compensation, equity and benefits described in this Agreement as if your status was in the Interim Role through the VSP Transition Date, and you will be treated as continuing in the VSP Role through the Retirement Date. Notwithstanding the foregoing, in the event of a Voluntary VSP Status Change, you will not be eligible for the Company’s 401(k) Plan and Retirement Equalization Plan matching contributions while serving in the VSP Role. For the avoidance of doubt, “full-time employment” shall not be deemed to include (i) the provision of part-time consulting services, or (ii) service on the board of directors or advisory board of for-profit or not-for-profit organizations, provided, however, that the aggregate of (i) and (ii) of this provision shall not exceed 20 hours per week, and provided further that any such services shall be provided in compliance with your obligations not to compete with the Company.

2.     Compensation.

(a)     Subject to your compliance with Section B (3) of this Agreement, your current base salary will continue through October 1, 2024. Effective as October 1, 2024, your base salary will be $750,000 for the period from October 1, 2024, through the VSP Transition Date. You acknowledge and agree that you will not be eligible for future salary increases while you are in the Interim Role.

(b)    Effective as of the VSP Transition Date, you will receive an hourly rate of $360.57 for work performed for the Company and not The Humana Foundation while in the VSP Role, which will be paid according to the normal payroll cycles. You acknowledge and agree that you will not be eligible for future salary increases or to participate in the Annual Incentive Plan (the “AIP”) following the VSP Transition Date.

(c)    In the event incentive compensation for 2024 is paid pursuant to the terms and provisions of the AIP, you will be entitled to receive an incentive compensation payment for 2024 based upon actual salary earned during the year. For your Individual Multiplier portion of AIP, Humana will pay you 100% of the total AIP award calculation. Any incentive compensation payable to you will be paid at the same time as such amounts are paid to other participants in the AIP whether or not you are then employed by Humana in any capacity or you are in the VSP Role.

(d)    In the event incentive compensation for 2025 is paid pursuant to the terms and provisions of the AIP, you will be entitled to receive an incentive compensation payment for 2025 based upon actual salary earned during the year while in the Interim Role, but, for the avoidance of doubt, not while in the VSP Role. For your Individual Multiplier portion of AIP, Humana will pay you 100% of the total AIP award calculation. Any incentive compensation payable to you will be paid at the same time as such amounts are paid to other participants in the AIP whether or not you are then employed by Humana in any capacity or you are in the VSP Role.

(e)    During 2024 and 2025 you shall also be entitled to the Company’s 401K Plan and Retirement Equalization Plan matching contributions while serving as Chief Executive Officer or in the Interim Role. Notwithstanding the foregoing, in the event of a Voluntary VSP Status Change, you will not be eligible for the Company’s 401K Plan and Retirement Equalization Plan matching contributions while serving in the VSP Role.

3.    Severance Benefits: You agree that you are not eligible for any severance benefits under Humana’s Executive Severance Policy.

4.    Equity: You agree and acknowledge that you are not eligible for future equity grants under the Company’s stock incentive plans while serving in either the Interim Role or the VSP Role. Following the Retirement Date, all outstanding vested or unvested equity awards will be treated in accordance with the terms of the Company’s stock incentive plan and any equity agreements evidencing such equity grants following the Transition Date or Retirement Date, as applicable.

5.    Benefits: While serving in the Role, the Interim Role or the VSP Role, you may continue to participate, to the extent you may be eligible, in the “employee benefit plans” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended) maintained from time to time by Humana for employees of Humana and its subsidiaries. You will be required to pay your portion of premiums or related payments as designated in such employee benefit plans and/or as designated by Humana directly to Humana. You shall be required to comply with the conditions attendant to coverage by such plans and shall comply with and be entitled to benefits only in accordance with the terms and conditions of such plans as they may be amended from time to time. Nothing herein contained shall be construed as requiring Humana to establish or continue any particular employee benefit plan in discharge of its obligations under this Agreement. At Humana’s sole discretion, Humana may replace such employee benefit plans with employee benefit plans similar to Humana’s affiliates. Your active coverage or participation in such employee benefits plans shall end on the Retirement Date, unless otherwise provided by the terms of such plan or by law. Thereafter, you will have COBRA continuation rights for dental or medical coverage.

While serving in the Role or the Interim Role, you will be eligible for the same executive physical, financial planning and charitable giving match benefits as an Executive Officer of Humana until the VSP Transition Date (collectively the “Executive Benefits”). Thereafter, you will no longer be eligible for Executive Benefits.

Any deferred compensation benefits that become payable to you upon the Retirement Date will be paid in accordance to the terms of the applicable plan. Humana shall continue its matching contribution to the Retirement Equalization Plan for your benefit, unless you are in your VSP Role as a result of a Voluntary VSP Status Change.

6.    Attorney’s Fees. The Company agrees to pay or reimburse you for all reasonable attorney’s fees and related expenses incurred by you in connection with the negotiation and execution of this Agreement and related agreements, up to a maximum amount of $25,000.

B.MISCELLANEOUS

1.Cessation of Status as an Officer: Effective on the Transition Date, you will no longer be an officer or director of Humana Inc., and of any subsidiaries and other affiliates of Humana Inc. of which you are an officer or director, other than the Humana Foundation. Accordingly, you will not hold yourself out as being an officer or director, or as having any authority to bind, Humana Inc. or any such subsidiary or affiliate. You agree to execute any documents necessary to reflect the change in status.

2.    Non-Compete Agreement and Agreement Not to Solicit: You understand and agree that, subject to the agreed upon amendments to the Restricted Period (as set forth on Exhibit A hereto), (i) the provisions of any Stock Agreement entered into by you and Humana Inc. entitled “Agreement Not to Solicit” or “Agreement Not to Compete”, (ii) the provisions of Exhibit A to Humana’s Executive Severance Policy, and (iii) the Amended and Restated Employment Agreement, dated as of February 27, 2014, as amended on July 2, 2015 and further amended on August 16, 2018 (the “Employment Agreement”), in each case, remain in full force and effect and those obligations will continue during the applicable periods set forth on Exhibit A hereto. You understand and agree that any violation of the provisions of (x) the Stock Agreements entitled “Agreement Not to Solicit,” or “Agreement Not to Compete” (y) Exhibit A to Humana’s Executive Severance Policy, or (z) Section 4 of the Employment Agreement, will in each case result in irreparable injury to Humana, that the remedy at law for any violation or threatened violation of such provision(s) are inadequate and in the event of any such breach or threatened breach, Humana, in addition to any other remedies or damages available to it at law or in equity, shall be entitled to temporary injunctive relief before trial as a matter of course, and to permanent injunctive relief without the necessity of proving actual damages.

3.    Executive Assistant. During the time you are serving in the Interim Role or the VSP Role, you shall continue to be able to use the services of your assistant, Ms. Denise Martinez, in the same manner as you have been utilizing her services on the date of this Agreement; and notwithstanding the provisions of the Agreement Not to Solicit or similar provisions in any agreement with Humana to which you are a party, you may solicit, offer employment and hire Ms. Martinez, if Ms. Martinez chooses to accept any such offer of employment.

4.    Confidential Information and Trade Secrets: You recognize that your position with the Company has required considerable responsibility and trust, and, in reliance on your loyalty, the Company has entrusted you with highly sensitive confidential, restricted and proprietary information involving Trade Secrets and Confidential Information. “Trade Secret” shall be defined as any scientific or technical information, design, process, procedure, formula or improvement that is valuable and not generally known to competitors of the Company. “Confidential Information” is any data or information, other than Trade Secrets, that is important, competitively sensitive, and not generally known by the public, including, but not limited to, the Company’s business plans, business prospects, training manuals, product development plans, bidding and pricing procedures, market strategies, internal performance statistics, financial data, confidential personnel information concerning employees of the Company, supplier data, operational or administrative plans, policy manuals, and terms and conditions of contracts and agreements. The terms “Trade Secrets” and “Confidential Information” shall not apply to information which is (i) already in your possession (unless such information was used in connection with formulating the Company’s business plans, obtained by you from the Company or was obtained by you in the course of your employment by the Company), or (ii) required to be disclosed by any applicable law. Except as may be required by law or legal process or an order of a court of competent jurisdiction, you will not use or disclose any Trade Secrets or Confidential Information of the Company at any time after termination of employment and prior to such time as they cease to be Trade Secrets or Confidential Information through no act of yours in violation of this Section B(3). Upon termination of employment, you will surrender to the Company all memoranda, notes, records, plans, manuals or other documents pertaining to the Company’s business or your employment (including all copies thereof). You will also leave with the Company all materials involving Trade Secrets or Confidential Information of the Company. All such information and materials, whether or not made or developed by you, shall be the sole and exclusive property of the Company, and you hereby assign to the Company all of your right, title and interest in and to any and all of such information and materials. The Company will not, and will cause all of the officers and directors of Humana not to, disparage you or your performance, or otherwise take any action which could reasonably be expected to adversely affect your personal or professional reputation. You will not disparage the Company or any of its executive officers, directors, agents or employees, or otherwise take any action which could reasonably be expected to adversely affect the personal or professional reputation of the Company or any of its directors, officers, agents or employees. Further, and consistent with the foregoing, as of the Transition Date, you will not hold yourself out as a source or an expert with respect to the Company’s financial performance or financial or strategic prospects and you will not comment on the same, unless any such comment shall be approved in advance in writing by the Chief Executive Officer of Humana. Nothing in this Agreement, however, shall prevent you from responding accurately to any question, inquiry or request for information when required by legal or administrative process.

5.    Entire Agreement: This Agreement, the Retirement Equalization Plan and the Stock Agreements reflect the entire understanding between Humana and you with respect to compensation and benefits available during your service in the Interim Role and VSP Role, and no statements, promises or inducements, whether written or oral, made by either party that are not contained in this Agreement, the Retirement Equalization Plan or the Stock Agreements shall be valid or binding upon the parties to this Agreement.

6.    Severability: In the event any portion of this Agreement is held to be unenforceable, the remainder of this Agreement shall remain in full force and effect and shall be enforced in harmony with the purpose of the Agreement.

7.    Code Section 409A: It is intended that this Agreement will comply with, or be exempt from, Section 409A of the Internal Revenue Code of 1986, as amended (the “Section 409A”) and the interpretive guidance thereunder, including, without limitation, the exemptions for short-term deferrals, separation pay arrangements, reimbursements, and inkind distributions, and this Agreement shall be administered, interpreted and construed in a manner that does not result in the imposition of additional taxes, penalties or interest under Section 409A. Humana agrees to negotiate in good faith with you to make amendments to the Agreement, as both parties mutually agree are necessary or desirable to avoid the imposition of taxes, penalties or interest under Section 409A. If an amount to be paid under this Agreement is payable in two or more installments, each installment shall be treated as a separate payment for purposes of Section 409A. For purposes of this Agreement, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits subject to the requirements of Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A, and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment,” or like terms shall mean a “separation from service” within the meaning of Section 409A. Neither Humana nor you will have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A.

C.ACKNOWLEDGMENTS: You and Humana hereby acknowledge and agree:

1.    that you were provided a sufficient period to review and consider this Agreement and are advised to contact an attorney;

2.    that you understand each of the terms of this Agreement and the effect of executing this Agreement by your signature; and

3.    that you are executing this Agreement as your own free act and deed, without any coercion or duress, and that you agree to each of the terms and provisions of this Agreement.

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IN WITNESS WHEREOF, as their free and voluntary act, the parties have executed this Agreement as of the date indicated.

HUMANA
By:	/s/ Kurt J. Hilzinger	By:	/s/ Bruce D. Broussard
	Name: Kurt J. Hilzinger		Name: Bruce D. Broussard
	Title: Chairman of the Board		Date: May 13, 2024
Date: May 13, 2024